Exhibit 10.12

E La Carte, Inc. dba Presto
440 N. Wolfe Rd.
Sunnyvale, CA 94085

February 23, 2021

Dan Mosher

Re:	Offer of Employment by E la Carte, Inc.

Dear Dan,

I am very pleased to offer you employment with E La Carte, Inc. dba Presto, (the “Company”). Your employment by the Company will be governed by the following terms and conditions.

1.	Position.

For the term of your employment under this agreement (your “Employment”), the Company will employ you in the position of Chief Revenue Officer, or in such other positions as the Company subsequently may assign to you. You will report to Raj Suri, CEO.

2.	Commencement Date.

You shall commence regular full-time employment on March 15th, 2021.

3.	Salary.

The Company will pay you as compensation for your services an initial base salary at a gross annual rate of $230,000.00 (“base salary”). Your base salary shall be payable in accordance with the Company’s standard payroll procedures, subject to applicable withholdings and deductions, as authorized or required by applicable laws. In addition, you will be eligible for an initial commission-based variable annual incentive of $200,000.00, paid twice a year, on July 15th and January 15th. Semi-annual goals will be awarded and paid based on criteria to be established and approved by the Company’s Chief Executive Officer within 15 days of the beginning of each six month period. The initial 17 days of a Q1 ramp up period (March 15-March 31) will be paid out on a pro-rated basis. The initial base salary will be reviewed by the CEO on completion of your first 12 months of employment with the Company.

4.	Stock Options.

Subject to the approval of the Company’s Board of Directors, in its sole discretion, the Company shall grant you stock options covering 633,836 of the Company’s Common Stock (the “Option”). The Option, if approved, shall be granted as soon as reasonably practicable after the date of this agreement. The exercise price of the Option shall be equal to the fair market value of the Company’s Common Stock as determined by the Board of Directors on the later of (i) the date of grant or (ii) the first day of your Employment. The Option will be subject to the terms and conditions set forth in the Company’s Equity Incentive Plan (the “Plan”). The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your Employment. The Option shall vest and become exercisable at the rate of 25% of the total number of option shares after the first 12 months of continuous service and the remaining option shares shall become vested and exercisable in equal monthly installments over the next 3 years of continuous service. You shall have 90 days following a termination of service for any reason to exercise any vested portion of the Option, provided that the Option shall have a maximum term of 10 years.

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You will vest 50% of your remaining unvested Options in the event that (I) the Company is subject to a Change in Control and (II) the Company terminates your employment for any reason other than Cause and a separation occurs during the three (3) month period following such Change in Control.

For the purposes of this agreement, the terms in bold in the previous paragraph have the meanings set forth below:

“Cause” means your (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use causes material harm to the Company, (b) your material breach of any agreement between you and the Company (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction or your plea of “guilty” or “no contest” to a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform previously assigned and agreed to duties after receiving written notification of the failure from the Company’s Board of Directors and after receiving a 30 day cure period or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

5.	Benefits.

During your employment, full-time employees will be eligible to participate in the employee benefit plans maintained by the Company that are offered to similarly-situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to change or otherwise modify, in its sole discretion, such plans and policies.

6.	Employment, Confidential Information and Invention Assignment Agreement.

As an employee of the Company, you will be asked to enter into an Employment Agreement that will have, among other things, provisions relating to:

(a)	non-disclosure of information;

(b)	assignment of inventions;

(c)	conflicts of interest; and,

(d)	Arbitration.

This Employment, Confidential Information and Invention Assignment Agreement is included as Attachment A.

Presto	2

7.	Company Policies.

You agree to comply with all of the Company’s policies and rules in effect during your Employment. You understand that the Company expects employees to devote their best efforts, energies, and loyalty to the Company. You understand that, due to the importance of this requirement, the Company prohibits any outside employment or other activities or relationships that would create any actual conflict with the essential enterprise-related interests of the Company and that would constitute a material and substantial disruption with the Company’s operation. If, at any time during your Employment, you wish to engage in outside employment that may create a real or apparent conflict of interest, you must submit a written request to the Chief Executive Officer of the Company explaining the details of the outside employment.

8.	No Breach of Obligations to Prior Employers.

You represent that signing this offer letter will not violate any agreement currently in place between yourself and current or past employers. We wish to impress upon you that we do not want you to bring with you, or use or disclose, any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

9.	At Will Employment.

Your Employment will be “at will,” which means that either you or the Company may terminate your Employment at any time and for any reason, with or without prior notice and with or without cause. It also means that the Company reserves the right to determine and change at any time your job duties, title, level and responsibilities, reporting relationships, compensation and benefits, as well as its personnel policies and procedures for any reason or for no particular reason or cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification to or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10.	Right to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. The Company participates in USCIS e-Verify program. The Company will provide the Social Security Administration and, if necessary, the Department of Homeland Security, with information from your Form I-9 to confirm employment verification. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact the Human Resources department.

11.	Entire Agreement.

This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

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12.	Acceptance.

This offer will remain valid until February 25, 2021. If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached Employment, Confidential Information and Invention Assignment Agreement. Should you have anything else that you wish to discuss, please do not hesitate to reach out to Human Resources at hr@presto.com.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Raj Suri

Raj Suri, CEO
E La Carte, Inc. dba Presto

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms and conditions as set forth above and further acknowledge that no other commitments, inducements, or representations were made to me as part of my employment offer except as specifically set forth herein.

/s/ Dan Mosher

Dan Mosher

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